P.O. Box 20103
Kansas City, MO 64195
866.877.2525 • fax 816.713.8810
www.uspremiumbeef.com

December 3, 2012

Dear USPB Unitholder:

After nearly 17 years of working together in the formation and operation of U.S. Premium Beef, LLC, I have decided to step down as President and CEO of USPB effective January 28, 2013, and will assume an advisory role with the Company. The Board of Directors has named Stan Linville, USPB Executive Vice President and Chief Operating Officer, as the new CEO.

I anticipate a smooth transition as we implement this succession of leadership. We are fortunate to have someone of Stan’s ability within our organization as he not only brings significant knowledge and experience in USPB, but in the industry as well. Being a part of forming this unique company and developing this successful value-based model that has captured significant benefits for our owners and associates has been a great honor and privilege.

However, with the transition of our ownership position and my duties, and the solid footing we have established, I have decided to step away from executive operations and move into an advisory role that includes continued work with the Board and CEO. I believe there are great opportunities for USPB in the future, so much so that I intend to maintain my ownership position in USPB. We have a strong, mature company with highly capable management and a new partnership with Leucadia that is exciting and full of opportunities.

I want to thank you, the employees, the Board and the many other cattle producer-owners I have had the privilege to work with over the past 17 years and look forward to continuing my involvement with USPB in this new role.

Sincerely,

Steven D. Hunt, CEO

The following article will run in our December USPB UPDATE newsletter.

Assumes Advisory Role

Hunt to Step Down as USPB CEO

Linville to Become New CEO

Steve Hunt has announced he is stepping down as President and CEO of U.S. Premium Beef, LLC, effective January 28, 2013, and will assume an advisory role with the company. The Board of Directors has named Stan Linville, USPB Executive Vice President and Chief Operating Officer, as the new CEO.

“We look forward to a seamless transition as we implement this succession of leadership,” Mark Gardiner, USPB Board Chairman said. “Without question, Steve’s visionary leadership in helping to form and grow our company has had a significant impact on not only our unitholders and associates who have marketed cattle through USPB, but also on the entire U.S. beef industry, by providing a system that rewards cattlemen and women for producing the quality of products consumers want. His efforts helped connect the dots between producers and consumers with dollars and cents. Our company is in a very solid position today and we look forward to working with Stan, who brings significant knowledge and experience in USPB, to build upon the foundation that has been set.”

“Being a part of forming this unique company and developing this successful value-based model that has captured significant benefits for our unitholders and associates has been a great honor and privilege,” Hunt said. “With the transition of our ownership position and my duties, and the solid footing we have established, I have decided the time is right for me to step aside as chief executive and take on an advisory role. I believe there are great opportunities for USPB in the future, so much so that I intend to maintain my ownership position in USPB.

“We have a great company with highly capable management and a new partnership with Leucadia that is exciting and full of opportunities. I want to thank the employees, the Board, our partners and the many cattle producer-owners I have had the privilege to work with over the past 17 years,” Hunt added. “And I look forward to continuing my involvement with USPB in an advisory capacity.”

“Steve has put USPB in a very positive and respected position in our industry,” Linville noted. “I believe working with our members, employees, the Board and National Beef in this new capacity will let us sustain the position we’ve achieved and continue to grow our company to the benefit of all,” he added.

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